January 11, 2006

Mail Stop 4561

By U.S. Mail and facsimile to (410)237-5427

Mr. Edward J. Kelly, III
President and Chief Executive Officer
Mercantile Bankshares Corporation
Two Hopkins Plaza
P.O. Box 1477
Baltimore, MD 21203

Re:	Mercantile Bankshares Corporation
	Form 10-K for the Fiscal Year Ended December 31, 2004
      Filed March 15, 2005
      File No. 0-5127

Dear Mr. Kelly:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

							Sincerely,



							John P. Nolan
							Accounting Branch Chief